EXHIBIT 99.1


                              Elsinore Corporation

                                  Press Release

                       Elsinore Completes Recapitalization

Las Vegas, Nevada, September 30, 1998 -- Elsinore Corporation (ELSO) today announced completion of a recapitalization of its indebtedness. In connection with the recapitalization, certain investment accounts controlled by Morgens, Waterfall, Vintiadis & Company, Inc. (the "Funds") contributed $4,901,070 to the capital of the Company, which the Company used, together with other funds of the Company, to purchase in full all of the Company's outstanding 11 1/2% First Mortgage Notes due 2000 in the original aggregate principal amount of $3,855,739.39 and $896,000 of original principal amount 13 1/2% Second Mortgage Notes of the Company due 2001. In a separate transaction, the Company issued to the Funds 50,000,000 shares of Series A Convertible Preferred Stock of the Company in exchange for the surrender to the Company of $18,000,000 original principal amount second mortgage notes held by the Funds. The Preferred Stock has an aggregate liquidation preference of $18 million and is convertible into 93 million shares of the Company's Common Stock. Finally, the Company issued to the Funds new second mortgage notes in the aggregate principal amount of $11,104,000 in exchange for all remaining outstanding second mortgage notes held by the Funds in the same principal amount, pursuant to an amended indenture governing the second mortgage notes that reduced the interest rate payable thereon from 13 1/2% to 12.83%. Following the recapitalization, the Company has notes outstanding in the aggregate principal amount of $11,104,000.

Elsinore Corporation is registered with the Nevada Gaming Commission as a publicly traded holding company of Four Queens, Inc., the licensed operator of the Four Queens Hotel & Casino in downtown Las Vegas, and is operated by Riviera Gaming Management, a wholly-owned subsidiary of Riviera Holding Corporation, which operates the Riviera Hotel and Casino on the Las Vegas Strip.

Contact:      Elsinore Corporation
              202 Fremont Street
              Las Vegas, Nevada 89101
              (702) 385-4011